Exhibit 99.1

October 12, 2022

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces First Quarter Results, Provides Sinton Update and Near-term Outlook

The Company announced today its results of operations for the fiscal first quarter.

For the quarter ended June 30, 2022 (the “2022 quarter”), the Company recorded net earnings of $11,184,374 ($1.55 diluted earnings per share) on net sales of $161,803,090 compared to net earnings of $11,311,797 ($1.64 diluted earnings per share) on net sales of $65,916,439 for the quarter ended June 30, 2021 (the “2021 quarter”). Earnings before income taxes was $14,657,458 for the 2022 quarter compared to $14,268,677 for the 2021 quarter.

The 2022 quarter is the second most profitable quarter in Company history. Results for the 2022 quarter were positively impacted by an acquisition made by the Company during the quarter. On April 30, 2022, the Company acquired steel processing facilities in East Chicago, IN and Granite City, IL from Plateplus, Inc. and also acquired certain steel inventory from Plateplus’ Houston, TX and Loudon, TN facilities. During the 2022 quarter, the East Chicago and Granite City operations contributed revenue of approximately $53.6 million and earnings before income taxes of approximately $4.3 million. Plateplus provided toll processing services related to the inventory acquired in Houston and Loudon with sales of this inventory contributing revenue of approximately $28.6 million and earnings before taxes of approximately $2.1 million in the 2022 quarter. The Company also experienced above average margins during the 2022 quarter due primarily to a sharp increase in steel prices just prior to the quarter and during the first part of the quarter that was triggered primarily by industry reaction to the Russian invasion of Ukraine.

“The acquisition we completed during the 2022 quarter is transformative for Friedman in a multitude of ways,” said Michael J. Taylor, President and Chief Executive Officer. “The mid-western portion of the United States has a heavy concentration of steel consumers and has historically been out of Friedman’s competitive reach. The acquisition of facilities in Granite City and East Chicago expands our competitive geography allowing us to capitalize on the opportunities available in this region of the United States. The facilities have great equipment and produce high quality material. The acquisition of inventory in Houston and Loudon provided short-term benefits from sales of the material purchased but offers long-term opportunity as we work to transition customer relationships that were typically handled by Plateplus in Houston to our Sinton facility and Loudon to our Decatur facility. Our Sinton and Decatur facilities produce a higher quality product that will help facilitate the transfer of customer relationships and improve customer satisfaction. In a challenging labor environment, the acquisition provided a tremendous group of new employees to Friedman. In addition to the operations personnel specific to East Chicago and Granite City, we have welcomed additional commercial, operations, IT, accounting and administrative personnel that will play a critical role in the future of Friedman. I am proud of the strategic initiatives we have implemented in my time with the Company and believe successful execution will provide meaningful shareholder value,” Taylor concluded.

	Three Months Ended June 30,
	2022	2021

Net Sales	$161,803,090	$65,916,439

Total costs and other income	147,145,632	51,647,762

Earnings before income taxes	14,657,458	14,268,677

Income taxes	3,473,084	2,956,880

Net earnings	$11,184,374	$11,311,797

Net earnings per share:
Basic	$1.55	$1.64
Diluted	$1.55	$1.64

COIL SEGMENT OPERATIONS

Coil product segment sales for the 2022 quarter totaled $142,876,972 compared to $52,694,730 for the 2021 quarter. The increase in sales was driven primarily by an increase in sales volume with an increase in the average selling price being a secondary factor. The average per ton selling price of inventory increased from approximately $1,462 per ton in the 2021 quarter to approximately $1,525 per ton in the 2022 quarter. Inventory tons sold increased from approximately 39,000 tons in the 2021 quarter to approximately 94,000 tons in the 2022 quarter. The significant increase in sales volume was primarily attributable to the facilities and inventory acquired from Plateplus which account for approximately 54,000 tons of the 94,000 tons sold in the 2022 quarter. Coil segment operations recorded operating profits of approximately $13,543,000 and $13,256,000 for the 2022 quarter and 2021 quarter, respectively. The operating profit for the 2022 quarter includes recognized losses on hedging activities of $626,180 while the 2021 quarter operating profit included recognized net losses on hedging activities of $3,103,480.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2022 quarter totaled $18,926,118 compared to $13,221,709 for the 2021 quarter. Sales increased due to an increase in the average selling price per ton, offset by a decrease in tons sold. The average per ton selling price of inventory increased from approximately $930 per ton in the 2021 quarter to approximately $1,779 per ton in the 2022 quarter. Tons sold decreased from approximately 14,500 tons in the 2021 quarter to approximately 10,500 tons in the 2022 quarter. The tubular segment recorded operating profits of approximately $2,104,000 and $2,600,000 for the 2022 quarter and 2021 quarter, respectively. The operating profit for the 2021 quarter included recognized net losses on hedging activities of $412,340 while the Company did not have any hedging related gains or losses affecting operating results for the 2022 quarter.

SINTON UPDATE

The Company completed installation of the steel processing equipment at its new facility in Sinton, Texas in September 2022 and entered an equipment commissioning phase in October 2022. During the commissioning phase, the Company’s personnel and the equipment manufacturer’s personnel work together to ensure all components of the equipment are functioning as designed and processing material to the specifications outlined. The Company has been very encouraged by the commissioning process so far and expects to commence shipments of material to customers during October 2022. The quality of the initial material processed has been outstanding giving the Company great confidence marketing the facility’s offerings to customers. The Company expects the remainder of fiscal 2023 to be a ramp up period for the facility and then expects the facility’s annual shipments could be in the range of 110,000 tons to 140,000 tons for fiscal 2024. The Company continues to be encouraged by the customer excitement and prospect potential related to the Sinton facility.

OUTLOOK

The Company expects sales of approximately $150 million on approximately 115,000 tons sold for its second quarter of fiscal 2023. Hot-rolled coil (“HRC”) prices declined during July 2022 and August 2022 decreasing approximately 25% from the price level at the end of the June 30, 2022 quarter. As a result of the declining HRC price, the Company experienced margin compression during its second quarter. During September 2022, HRC prices began to stabilize. The Company sees more stable market conditions during the third quarter of fiscal 2023 and expects to have margins closer to historical norms on a sales volume of approximately 105,000 tons. The third quarter volume expectation is slightly lower than the second quarter estimate due primarily to the impact of holidays during the third quarter of fiscal 2023.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operates stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with equipment commissioning and operations commencing in October 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, financial results for the quarter ended September 30, 2022, timing and expectations relating to the timing of commissioning of the Sinton facility and amount of future shipments from that facility, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the installation of our new stretcher leveler line, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on October 12, 2022 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.